Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Calypte Biomedical Corporation

We consent to the incorporation by reference in the registration statements No. 333-16769 and No. 333-70890 on Form S-8, the registration statements No. 333-38417, No. 333-66765, No. 333-75239, and No. 333-32246 on Form S-3, and in the registration statement No. 333-72268 on Form S-2 of Calypte Biomedical Corporation of our reports dated February 8, 2002 relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001 and the related consolidated financial statement schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Calypte Biomedical Corporation.

The accompanying consolidated financial statements and the related consolidated financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KP	MG LLP

San Francisco, California
March 8, 2002